Exhibit 99

IDACORP, Inc. Outlines New Strategic Focus for IDACOMM; Impairment Charge to be Recorded

BOISE -- IDACORP, Inc. (NYSE:IDA) has revised its business strategy for IDACOMM, its wholly owned communications subsidiary.

IDACOMM now will focus exclusively on building its existing competitive local exchange carrier business in Boise, Las Vegas and Reno, and phasing out the portion of the business previously dedicated to exploring the potential of using power lines as the conduit for high speed Internet service, commonly referred to as BPL (broadband-over-power line) technology.  IDACOMM will fulfill any outstanding BPL-related contractual service agreements with other companies.

"We have fully explored the BPL opportunity and recognize that the technology offers significant long-term potential," said Jan B. Packwood, IDACORP chief executive officer.  "Commercialization, however, will require widespread adoption by electric utilities and we do not see signs of that happening anytime soon.  We have good assets in three of the West's fastest growing cities and we believe that concentrating on our home markets and core products of voice and fiber optic transport will achieve profitability much more quickly."

In connection with the revised strategy, IDACOMM will take a non-cash charge related to impairment of goodwill of approximately $10 million, or approximately 24 cents per share at IDACORP, in the fourth quarter of 2005.

IDACOMM Chief Executive Officer Chris Britton has left the company to pursue other interests and Chief Financial Officer Bruce MacMahon has been named interim CEO.